UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT 1934

PROVISION HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-127347	20-0754724
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

9253 Eton Avenue, Chatsworth, California 91311

(Address of principal executive offices) (Zip Code)

Title of each class to be registered	Name of each exchange on which each class is to be registered
None	NA

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-127347

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class

To be so Registered

Common Stock, par value $0.001 per share

Item 1. Description of Registrant's Securities to be Registered.

Common Stock

Provision Holding, Inc.’s (the “Company”) Articles of Incorporation authorize the issuance of 400,000,000 shares of common stock with $0.001 par value (“Common Stock”).  Each record holder of Common Stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the Company’s By-Laws.

Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the Company’s affairs, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of the Company's common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 2. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference to Form SB-2, as filed with the Securities and Exchange Commission on August 9, 2005)
3.1.1	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Form 8-K, as filed with the Securities and Exchange Commission on March 20, 2008)
3.1.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Form 8-K, as filed with the Securities and Exchange Commission on January 6, 2016)
3.1.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Form 8-K, as filed with the Securities and Exchange Commission on July 8, 2016)
3.1.4	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Form 8-K, as filed with the Securities and Exchange Commission on December 7, 2017)
3.2	Restated Bylaws of Provision Holding, Inc. (incorporated by reference to the Form 8-K, as filed with the Securities and Exchange Commission on March 20, 2008)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVISION HOLDING, INC

Date: December 29, 2017	By:	/s/ Mark Leonard
Mark Leonard Chief Executive Officer

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